Maria Henry to Join NIKE, Inc. Board of Directors

BEAVERTON, Ore.--(BUSINESS WIRE)--NIKE, Inc. (NYSE:NKE) today announced Maria Henry has been appointed to the Company’s Board of Directors.

Henry was Chief Financial Officer of Kimberly-Clark Corporation from April 2015 through April 2022, and served as Executive Vice President and Senior Advisor of Kimberly-Clark Corporation from April 2022 until her retirement in September 2022.

“Maria’s strong global and financial leadership as well as her strategic contributions across multiple industries make her an outstanding addition to our board,” said Mark Parker, Executive Chairman of NIKE, Inc. “We look forward to working with Maria during an exciting time for Nike where we see unprecedented brand strength and great opportunity for future growth.”

Prior to Kimberly-Clark, Henry was Executive Vice President and Chief Financial Officer of The Hillshire Brands Company, formerly known as Sara Lee Corporation, from 2012 to 2014. She was the Chief Financial Officer of Sara Lee’s North American Retail and Foodservice business from 2011 to 2012.

Henry began her career at General Electric and has held various senior leadership positions since then, specifically across strategy and finance at Clayton, Dubilier & Rice portfolio companies including as Executive Vice President and Chief Financial Officer of Culligan International, and senior finance roles in several technology companies.

In addition to joining NIKE, Inc.’s Board, Henry serves as a member of the Board of Directors of General Mills, Inc.

About NIKE, Inc.
NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

Contacts
Media Contact:
Anna Kim-Williams
media.relations@nike.com

Investor Contact:
Paul Trussell
investor.relations@nike.com